News Release

Mattson Technology Contact	Investor & Media Contact
William Turner	Laura Guerrant
Mattson Technology, Inc.	Guerrant Associates
tel 510-492-6241	tel 808-882-1467
fax 510-492-5963	fax 808-882-1417
Bill.Turner@mattson.com	lguerrant@guerrantir.com

FOR IMMEDIATE RELEASE -

MATTSON TECHNOLOGY, INC. ANNOUNCES UPCOMING RETIREMENT OF
PRESIDENT AND CHIEF OPERATING OFFICER ROBERT MACKNIGHT

FREMONT, Calif. - November 14, 2007 - Mattson Technology, Inc. (Nasdaq: MTSN), a leading supplier of advanced process equipment used to manufacture semiconductors, today announced that industry veteran Robert B. MacKnight, the Company's president and chief operating officer (COO), will retire effective March 31, 2008. Effective March 31, 2008, Mattson Technology's Chief Executive Officer (CEO), David L. Dutton, will assume the role of president and CEO, and MacKnight will remain with the Company for a transitional period of time as a vice president reporting to Dutton. Dutton previously served as the Company's president and CEO from December 2001 to June 2005.

MacKnight joined Mattson Technology in 2001 as executive vice president of business development and general manager of the RTP Product Business Unit, and later that year assumed the role of president of the TFE product division. In late 2002, MacKnight was promoted to the position of COO, overseeing all of the company's internal operations. In June 2005, MacKnight was promoted to president and COO.

Under the leadership of Dutton and MacKnight, Mattson Technology has driven the development of new products and has achieved significant growth in customer positions and market share. Dutton commented, "Bob's contributions to Mattson Technology have been significant, and we will miss him." He added, "I am very confident, however, that with the very strong general managers in place we will be even more aggressive about our opportunities than ever before. We wish Bob the very best in his retirement. He has certainly earned it with his dedicated service to our industry for over 30 years."

About Mattson Technology, Inc.

Mattson Technology, Inc. is the leading supplier of dry strip equipment and the second largest supplier of rapid thermal processing equipment in the global semiconductor industry. The Company's strip and RTP equipment utilize innovative technology to deliver advanced processing performance and productivity gains to semiconductor manufacturers worldwide for the fabrication of current- and next-generation devices. For more information, please contact Mattson Technology, Inc., 47131 Bayside Parkway, Fremont, Calif. 94538. Telephone: (800) MATTSON/(510) 657-5900. Fax: (510) 492-5911. Internet: www.mattson.com.

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